Issuer Free Writing Prospectus dated October 13, 2011

Filed Pursuant to Rule 433

Supplementing Preliminary Prospectus Supplement dated September 26, 2011

Registration Statement No. 333-176656

19,201,000 Shares

Common Shares

Lions Gate Entertainment Corp.

Public Offering of

19,201,000 Common Shares, no par value

This issuer free writing prospectus dated October 13, 2011 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated September 26, 2011 (including the base prospectus dated September 20, 2011 and the documents incorporated by reference therein) relating to these securities (the “Preliminary Prospectus Supplement”).

The following information supplements and updates the information contained in the Preliminary Prospectus Supplement:

Issuer:	Lions Gate Entertainment Corp. (the “Company”)

New York Stock Exchange symbol:	LGF

Title of securities:	common shares, no par value

Shares offered by the selling securityholders:	19,201,000 shares (excluding option to purchase 2,879,985 additional common shares from the selling securityholders)

Underwriter’s over-allotment option:	2,879,985 shares from the selling securityholders

Public offering price:	$7.00 per share

Underwriting discount per share:	$0.00 per share

Underwriter fee:

The Company has agreed to pay the Underwriter a fee of $3,360,175 at the closing of the offering. The Company has agreed to pay the Underwriter a fee equal to 2.5% of the gross proceeds received by the selling securityholders in connection with the purchase of any option shares.

Closing date:	October 18, 2011

Underwriter:	Piper Jaffray & Co.

CUSIP:	535919203

The issuer has filed a registration statement (including a base prospectus and preliminary prospectus supplement thereto) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement (including the documents incorporated by reference therein) and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, the issuer, or Piper Jaffray & Co. will arrange to send to you the prospectus and preliminary prospectus supplement if you request it by calling (800) 747-3924.